Exhibit 10.3

AMENDMENT NO. 3 TO
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (this "Amendment"), effective March 31, 2023 (the “Effective Date”), is by and between Bally’s Corporation, formerly known as Twin River Worldwide Holdings, Inc., a Delaware corporation (the “Company"), and George Papanier ("Executive" and together with the Company, the “Parties”),

WHEREAS, the Executive and Twin River Management Group, Inc., a wholly owned subsidiary of the Company, entered into an Employment Agreement on March 29, 2016, which was amended and effectively assigned to the Company on January 13, 2020, and further amended on January 20, 2021 (the Employment Agreement, as amended, is referenced herein as the “Agreement”), and

WHEREAS, the Parties now desire to further amend the Agreement pursuant to the following terms.

NOW, THEREFORE, in consideration of the terms, covenants, and provisions set forth herein and other good and valuable consideration, the Parties hereto agree as follows:

1.    Section 1 of the Agreement is amended to read in its entirety as follows:

“1.    EMPLOYMENT. Company hereby employs Executive, and Executive hereby accepts such employment, subject to the terms and conditions set forth herein. Executive will hold the office of President of the Company (the "Position") and will report directly to the Board of Directors of the Company (the "Board"), or its designee who is a member of the Board.”

2.    Section 2 of the Agreement is amended to read in its entirety as follows:

“2.     TERM. The initial term of employment under this Agreement will begin on the Effective Date and will continue until December 31, 2025, subject to prior termination in accordance with the terms hereof (the "Initial Term"). The Initial Term will be automatically extended for successive additional terms of one year first commencing on the day immediately following the end of the Initial Term (each such period, an "Additional Term"), and subsequently on each annual anniversary of the end of an Additional Term, unless either Party gives written notice to the other Party of nonrenewal at least sixty (60) days prior to the end of the Initial Term or to the end of the then applicable Additional Term (the Initial Term and any Additional Term(s), collectively, the "Term").”

3.    Section 3 of the Agreement is amended to read in its entirety as follows:

“3.    COMPENSATION. (a) During the Term, Company will pay to Executive, in equal installments in accordance with Company’s regular payroll practice, an annual base salary of $975,000, which amount may be reviewed in December of each applicable year at the discretion of the Board (as in effect from time to time, the "Base Salary"). If applicable, any adjustment in Executive's Base Salary will take effect on January 1 of the year immediately following the December salary review period.

Exhibit 10.3

(b) Executive will be eligible to receive an annual cash performance bonus (an "Annual Bonus") in respect of each calendar year that ends during the Term, based on performance against performance criteria. The performance criteria for any particular calendar year will be approved by the Compensation Committee of the Board and subsequently ratified by the Board. Such performance criteria may, at the sole and exclusive discretion of the Board, include factors and considerations not directly related to the Company's financial performance. If no such performance criteria is established for Executive’s position, then the payment of any Annual Bonus is at the sole discretion of the Company. Executive's target Annual Bonus for a calendar year will be an amount equal to one hundred percent (100%) of Base Salary. The actual amount of the Annual Bonus, if any, shall be subject to the achievement of the performance criteria established by the Board for that year to the satisfaction of the Board, with the greater or lesser amounts paid for performance above and below target levels, as determined in the Board’s sole and exclusive discretion, and with no amount payable for performance below a threshold level of performance established by the Board. Executive’s Annual Bonus for a bonus period, if any, will be paid in the fiscal year following the fiscal year to which such Annual Bonus relates at the time as annual bonuses are paid to other similarly situated senior executives generally, but in any event no later than March 15 of the year following the year in which the Annual Bonus relates; provided that Executive remains employed by the Company at the time of payment. Notwithstanding the foregoing, if this Agreement is not renewed or the Term is not extended and Executive is employed by the Company on the last day of the then-applicable Term, Executive's Annual Bonus for the year in which the Term expires will be pro-rated (determined by multiplying the Annual Bonus otherwise payable to Executive for such year by a fraction equal to (i) the number of days Executive was employed by the Company during the applicable performance period, divided by (ii) the total number of days in the applicable performance period), and in each case will be paid in the fiscal year following the fiscal year to which such Annual Bonus relates at such time as Annual Bonuses are paid to other senior executives of Company generally.

(c)    In addition, Executive will be entitled to receive an equity award of additional shares in the Company, allocated as fifty percent (50%) in Restricted Stock Units (“RSUs”) and fifty percent (50%) in Performance Stock Units (“PSUs), pursuant to a vesting schedule to be approved by the Compensation Committee of the Board and as ratified by the Board. The RSUs and PSUs referenced herein will be granted pursuant to the approved RSU and PSU agreement forms, each in accordance with and pursuant to the Company’s 2021 Equity Incentive Plan, as amended from time to time. The number of shares of PSUs and RSUs will be calculated based on the closing price of the Company’s common stock on the effective date of such RSU and PSU agreements.”

    4.    Section 7(b)(i) of the Agreement is amended to read in its entirety as follows:

    “7(b)(i)        ‘Change in Control’ means a Change in Control pursuant to the Company’s 2021 Equity Incentive Plan, as amended from time to time, and as more specifically set forth in the RSU and PSU agreements to be subsequently entered into between the Parties as referenced in Section 3 of this Amendment. The effective date of this amendment to Section 7(b)(i) will be the effective date of such RSU and PSU agreements.”

Exhibit 10.3

    5.    Other than the amendments to the Agreement as specifically provided herein, all other terms and conditions of the Agreement shall remain in full force and effect, and the Parties hereby ratify the terms of the Agreement. In the event of any conflict or inconsistency between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

    6.    This Amendment may be executed in any number of counterparts, all of which shall be deemed an original and all of which shall constitute one and the same instrument.

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Exhibit 10.3

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment No. 3 to Agreement on the respective dates set forth below, to be effective as of the Effective Date.

Bally's Corporation

By:	/s/Craig Eaton
Name:	Craig Eaton
Title:	Executive Vice President and General Counsel
Date Signed:

Executive
By:	/s/George Papanier
Name:	George Papanier
Date Signed: